Exhibit 99.1

Duska Therapeutics, Inc., Announces Board Changes; Jane Kinsel Rejoins Firm, Replacing Sanford Hillsberg; Donald McAfee Named New Director, Marie Sciocchetti Named New Secretary

BALA CYNWYD, Pa.—(BUSINESS WIRE)—Feb. 10, 2006—Duska Therapeutics, Inc. (OTCBB:DSKT), a biopharmaceutical company, which is focusing on the development of diagnostic and therapeutic products based on P2 receptor-related technologies, announced today that the Board of Directors (Board) has appointed Jane Kinsel Ph.D., MBA, and Donald A. McAfee, Ph.D. as directors of the Company.

Jane Kinsel, PhD., most recently the Associate Director for Science Policy and Operations of the National Center for Complementary and Alternative Medicine (NCCAM) at the National Institutes of Health (NIH), has rejoined the Board. Dr. Kinsel is currently the Director of the Office of Research Administration at Boston University Medical Campus.

Dr. McAfee is currently Vice President for New product Development at Cardiome Pharma in Vancouver, BC, and Director, Commonwealth Biotechnology, Inc. in Richmond, Virginia. He has had a successful career in both academia and pharmaceutical industry as a distinguished scientist and entrepreneur. He was the founder and CEO of Aderis Pharmaceuticals, Inc. (formerly Discovery Therapeutics, Inc.), where he led the development of a number of drug candidates including a therapeutic patch for Parkinson’s disease, and a novel agent for pharmacologic stress testing in conjunction with cardiac imaging.

The Company also noticed that Marie Sciocchetti, MBA, currently Vice President of Operations at Duska, has also been named as the Company’s corporate Secretary. Ms. Sciocchetti has extensive experience in operations, fiscal management and new product development in the healthcare field. She was Director of Services for the Compliance Products Division of McKesson Corporation. She has also served as Director of Ambulatory Cardiac Services at Hahnemann University Hospital in Philadelphia. She holds an MBA from St. Joseph’s University in Philadelphia.

“We also are pleased to once again have the services of Dr. Kinsel, who is widely recognized as a leader in biomedical research and administration as well as the pharmaceutical industry. Her scientific expertise and her first-hand knowledge of drug development in general and the regulatory process in particular will serve Duska well,” said Dr. Amir Pelleg, President and COO of Duska Therapeutics. “In addition, the appointment of Dr. McAfee, with his 35 years of experience as a biomedical scientist and manager of biopharmaceutical companies further strengthens the company for the coming crucial phases in the execution of our growth strategy and we are looking forward to his contributions.”

Dr. Kinsel earned her doctorate in pharmaceutical chemistry from the University of Kansas and has an MBA from the Wharton School at the University of Pennsylvania.

She joined NIH in 1989 after working for Richardson Vicks Pharmaceutical Co. and the Food and Drug Administration. At the NIH she served in several posts, including Director, Office of Policy Analysis for the National Institute of Allergy and Infectious Disease, and, most recently, the associate directorship of the NCCAM. She previously served on the Duska Board from September 2002 to May 2005.

Dr. McAfee has served in a number of senior corporate and academic positions related to the development of biopharmaceuticals. He holds a doctorate in physiology from the University of Oregon Medical School, and has held teaching and research posts at Yale University School of Medicine, University of Miami School of Medicine and the Beckman Research Institute in Duarte, California. From 1986 to 1994, he was vice president for research at Whitby Research, Inc., in Richmond, Virginia. In 1994, he had founded Discovery Therapeutics (which later became Aderis Pharmaceuticals), and served as CEO and chief technology officer of that company until 2004.

About Duska Therapeutics

Duska Therapeutics, Inc., based in Bala Cynwyd, Pennsylvania, is an emerging biopharmaceutical company that is focusing on the development of diagnostic and therapeutic products related to adenosine 5’-triphosphate, or ATP, and ATP-related P2 receptors. Duska owns or has exclusive license rights to a number of proprietary diagnostic and therapeutic applications, four of which are currently in various stages of development in the fields of syncope (fainting), male infertility, chronic obstructive pulmonary disorders and cough, and glaucoma. For more information, visit Duska’s website: www.duskatherapeutics.com.

Forward-Looking Statement: This press release may contain forward-looking statements within the meaning of Section 21E of the Securities Exchange Act of 1934, as amended, that involve risks and certainties that could cause actual events or results to differ materially from the events or results described in the forward-looking statements, including risks or uncertainties related to the early stage of Duska’s drug development projects, Duska’s limited financial resources and its need to raise additional capital to fund its ongoing working capital and drug development needs, the need for future clinical testing of Duska’s drug candidates, uncertainties regarding the scope of the clinical testing that may be required by regulatory authorities and the outcomes of those tests, the significant time and expense that will be incurred in developing any of the potential commercial applications for Duska’s P2R technologies, risks relating to the enforceability of any patents covering Duska’s products and to the possible infringement of third party patents by those products, and the impact of third party reimbursement policies on the use of and pricing for Duska’s products. Additional uncertainties and risks are described in Duska’s most recently filed SEC documents, such as its most recent annual report on Form 10-KSB, all quarterly reports on Form 10-QSB and any current reports on Form 8-K filed since the date of the last Form 10-KSB. All forward-looking statements are based upon information available to Duska on the date the statements are first published. Duska undertakes no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.

Contacts

Duska Therapeutics, Inc., Bala Cynwyd

General Information:

Amir Pelleg, 610-660-6690

or

Investor or Media Contact:

Investor Relations International

Haris Tajyar, 818-382-9700